Exhibit 16.1

233 N. Michigan Ave., Suite 2500 Chicago, Illinois 60601 Telephone: 312-856-9100 Fax: 312-856-1379
December 10, 2007
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01(a) of Form 8-K for the event that occurred on December 5, 2007, to be filed by our former client, Akorn Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

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